Exhibit 23.1

Assentsure PAC
UEN – 201816648N
180B Bencoolen Street #03-01
The Bencoolen Singapore 189648
http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We hereby consent inclusion in this Registration Statement on Form F-1 (amendment) of our report dated February 27, 2026, with respect to the consolidated financial statements of Billion Group Holdings Limited (the “Company”) as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, including the related consolidated statements of operations and comprehensive income, consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ Assentsure PAC

Singapore

March 3, 2026